Exhibit 99.1

DELPHAX TECHNOLOGIES COMMON STOCK TO BE DELISTED FROM NASDAQ;

COMPANY WILL SEEK QUOTATION ON OTC BULLETIN BOARD

MINNEAPOLIS, April 30, 2008 - Delphax Technologies Inc. (Nasdaq:DLPX), a global provider of high-speed digital printing systems, announced today that its common stock will be delisted from The NASDAQ Stock Market® and will cease trading on NASDAQ effective at the closing on May 7, 2008. The company will seek to have its common stock quoted on the OTC Bulletin Board®.

Delphax has not regained compliance with the minimum bid price requirements for shares traded on the Capital Market tier of The NASDAQ Stock Market. As previously disclosed, the company initially received notification from NASDAQ on October 29, 2007, that its common stock had fallen below $1.00 per share for 30 consecutive business days and that Delphax was therefore not in compliance with Marketplace Rule 4310(c)(4). The company was granted 180 days, until April 28, 2008, to regain compliance. NASDAQ trading of Delphax common stock is expected to end at the closing on May 7, 2008.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, test-sale prices and volume information in over-the-counter (OTC) securities.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both continuous roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 50 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company's website at http://www.delphax.com.

Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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CONTACTS:

Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	952-920-4624
952-939-9000
gfurness@delphax.com